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                                                                      EXHIBIT 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-87658) pertaining to the ValuJet Airlines, Inc. 1993 Incentive Stock Option Plan and the ValuJet Airlines, Inc. 1994 Stock Option Plan, in the Registration Statement (Form S-8 No. 33-91624) pertaining to the ValuJet Airlines, Inc. 1995 Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 33-83048) of ValuJet Airlines, Inc. of our report dated February 10, 1997, except for Note 4, as which the date is March 27, 1997, with respect to the consolidated financial statements and schedule of ValuJet, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



                                           ERNST & YOUNG LLP


Atlanta, Georgia
March 27, 1996